RENEWAL
                                 PROMISSORY NOTE


$2,500,000.00                                         Date:    December 12, 2000



     For value received the undersigned jointly and severally promise to pay to PARAWON CORPORATION, or order, the payee, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) with interest thereon from the date, at the rates set forth below. The said principal and interest shall be payable at the office of Parawon Corporation, which is located at 164 St. Francis Street, Suite 205, Mobile, Alabama 36602.

     Interest only on said principal sum at the rates provided for hereinbelow shall be due and payable on January 1, 2001; February 1, 2001; March 1, 2001; April 1, 2001; and the remaining principal and interest shall be due and payable on May 1, 2001. The interest rate shall be 18% per annum on January 1, 2001; and the interest rate shall be 12% per annum on February 1, 2001, March 1, 2001, April 1, 2001 and May 1, 2001. In the event all principal and interest is not paid by May 1, 2001, the interest rate shall be eighteen percent (18%) per annum, retroactive to February 1, 2001.

     In the event all principal and interest is not paid by May 1, 2001, then payee has the option of extending the re-payment of principal and interest as follows:

     In thirty-five (35) monthly installments in the principal sum of Seventy Thousand and No/100 Dollars ($70,000.00), and in one, the last (36th) monthly installment for the entire principal balance due, together with interest thereon at the rate of 18% per annum, calculated upon the reducing principal balances outstanding from time to time and added to and due and payable at the time of each such monthly installment of principal; the first of such monthly installments of principal and interest shall be due and payable on the 1st day of June, 2001, and one of such monthly installments of principal and interest being due and payable on the 1st day of each month thereafter, respectively, until all are paid;


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     Each  maker  and  endorser   waives  the  right  of  exemption   under  the
Constitution and laws of Alabama, and each maker and endorser waives demand, protest, and notice of protest, and all requirements necessary to hold them liable as makers and endorsers.

     It is further agreed that the undersigned shall pay all costs of collection, including a reasonable attorney's fee on failure to pay the principal and interest of this note on the date due hereof.

     This note is to be construed according to the laws of the State of Alabama, and exclusive of venue for any lawsuit arising from or out of this Promissory Note shall be in the Circuit Court of Mobile County, Alabama.

     This note is partially secured by that certain Mortgage, Assignment of Production, Security Agreement and Financing Statement between Playa Minerals & Energy, Inc., as Mortgagor and Parawon Corporation, as Mortgagee, dated July 21, 200 and recorded July 25, 2000 with the County Clerk of San Juan County, New Mexico in Book 1305, Page 800.

     Upon failure to pay any principal and/or interest when due the entire principal sum at the option of the holder, shall become due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     This renewal promissory note is made to renew that certain Promissory Note dated April 4, 2000, executed by Playa Minerals & Energy, Inc. to Parawon Corporation.



                                          VULCAN MINERALS & ENERGY, INC.
                                          formerly know as
                                          PLAYA Minerals & Energy, Inc.



                                          BY: /s/ John H. Ehrman, J.D. S.P.E.
                                              ----------------------------------
                                              John N. Ehrman, J.D. S.P.E.
                                              President

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